Exhibit 99.1

Sunrun and Comcast Enter Into Agreement to Offer Residential Solar Program

SAN FRANCISCO and PHILADELPHIA - August 24, 2017 - Sunrun Inc. (NASDAQ: RUN), the nation’s largest dedicated provider of residential solar, storage and energy services, and Comcast (NASDAQ: CMCSA) today announced an agreement designed to accelerate the adoption of solar energy through the installation of Sunrun’s leading rooftop solar products and provide consumers with savings on their electric bills. Under the 40-month agreement, Sunrun will be the exclusive residential solar energy provider for Comcast Cable, and Comcast Cable will serve as one of Sunrun’s strategic partners through marketing campaigns in selected markets.

“At Sunrun, we know homeowners love the savings, backup power and control they get with our solar energy and storage plans,” said Lynn Jurich, Chief Executive Officer at Sunrun. “Our challenge is making homeowners aware that they can save money with solar today. We are excited to work with Comcast to help their customers go solar and save on their electric bills while reducing their dependence on fossil fuels.”

Jon Kaplowitz, Managing Director and GM of New Businesses, Comcast Cable, said, “We believe the residential solar industry will continue to expand over the next decade as consumers look for more cost-efficient, independent and cleaner alternatives for their energy.  By working with Sunrun, Comcast can help customers take more control of the price they pay for energy, save them money and help contribute to cleaner communities.”

According to a 2017 Bloomberg New Energy Finance report, rooftop solar is projected to be one of the fastest growing sectors in the energy industry, nearly tripling in size in the U.S. by 2025.  Year-to-date for 2017, Sunrun has nearly doubled its addressable market and is currently available in 22 states and the District of Columbia, allowing more consumers across the country to save on their electric bills.

Comcast currently offers customers the ability to manage, control and operate a number of key smart home functions, including energy consumption management, with its Xfinity Home service, a next-generation home security and home automation solution.  Working with Sunrun to make smart solar energy and storage solutions available to consumers complements Comcast’s efforts to offer smart home services.

Comcast plans to begin marketing Sunrun’s rooftop solar services to its customers in selected states later this year.  This agreement follows a successful one-year solar pilot-program in which participating Comcast customers chose Sunrun’s BrightSave® offering, paying little to no money down to enjoy 20 years of solar energy at a fixed monthly rate.

As part of this agreement, Comcast will receive fees for new customers they bring to Sunrun.  Comcast may also earn a warrant of up to 9.99% of Sunrun’s outstanding common shares. The warrant is earned pro rata only after 30,000 customers under the agreement are installed by Sunrun.  The warrant is fully earned if Sunrun installs 60,000 customers under the agreement.  More information on the warrant agreement can be found in an 8-K filing that Sunrun will file with the U.S. Securities and Exchange Commission.

About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s largest dedicated residential solar, storage and energy services company with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun leads the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers Sunrun BrightBox™ solar power generation with smart inverter technology and home battery storage. For more information, please visit: www.sunrun.com.

About Comcast
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation's largest video, high-speed internet, and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the XFINITY brand. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Sunrun and Comcast's periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. The forward-looking statements in this press release are based on information available to Sunrun and Comcast as of the date hereof, and neither Sunrun nor Comcast undertake any obligation to update any forward-looking statements.

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Sunrun Contacts:
Media:	Investor Relations:
Morgan Mathis, Highwire PR	Patrick Jobin, VP, Finance & Investor Relations
morgan@highwirepr.com	patrick.jobin@sunrun.com
310-528-6306	415-638-4007
Comcast Contacts:
Media:	Investor Relations:
Jenni Moyer	Jane Kearns
Jenni_Moyer@comcast.com	Jane.Kearns@comcast.com
215-286-3311	215-286-4794